UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2013

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 8, 2013, Citizens Bank of Pennsylvania (the “Bank”) made an uncommitted, unsecured line of credit available to AmerisourceBergen Corporation (the “Company”) pursuant to a Revolving Credit Note in an aggregate principal amount not to exceed $45,000,000.  The line of credit provides the Company with the ability to request short-term unsecured revolving credit loans from time to time in a principal amount not to exceed $45,000,000 at any time outstanding.  Each borrowing under the line of credit is subject to the prior approval of the Bank, in its sole discretion.  The unpaid principal balance of each revolving credit loan, together with all accrued interest thereon, must be repaid on the applicable repayment date, which date shall not be later than 30 days after such loan was advanced.  Interest on each revolving credit loan shall be the rate per annum offered by the Bank from time to time for such loans.

The Revolving Credit Note provides for certain events of default, which include (subject in certain cases to grace and cure periods), among others, nonpayment of principal or interest; breach of any covenant or agreement in the Revolving Credit Note; default under or failure to pay certain other indebtedness; and certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings.  Generally, if an event of default occurs, the Bank may demand the unpaid principal amount of the note outstanding, accrued interest and all other amounts owing by the Company to be due and payable immediately.  The line of credit may be decreased or terminated by the Bank or the Company at any time without prior notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: March 12, 2013	By:	/s/ Tim G. Guttman
		Name:	Tim G. Guttman
		Title:	Senior Vice President
and Chief Financial Officer